2350 N. Sam Houston Parkway East Suite 300 Houston, Texas 77032 (281) 618-4700 Fax: (281) 618-4820

NEWS RELEASE

SOUTHWESTERN ENERGY ANNOUNCES RECORD

THIRD QUARTER 2005 RESULTS

Houston, Texas – October 27, 2005...Southwestern Energy Company (NYSE: SWN) today announced financial and operating results for the third quarter of 2005. Highlights include:

•

Record earnings of $39.5 million, up 55% from the same period in 2004

•

Record net cash provided by operating activities before changes in operating assets and liabilities (a non-GAAP measure reconciled below) of $80.3 million, up 37% from the same period in 2004

•

Natural gas and crude oil production of 16.2 Bcfe, up 8% sequentially over second quarter 2005 and third quarter 2004 levels

For the third quarter of 2005, Southwestern reported net income of $39.5 million, or $0.51 per diluted share, up 55% from $25.4 million, or $0.34* per diluted share, for the same period in 2004. Net cash provided by operating activities before changes in operating assets and liabilities (non-GAAP; see reconciliation below), was $80.3 million in the third quarter of 2005, up 37% from $58.5 million for the same period in 2004.  An 8% increase in production volumes and higher realized natural gas and oil prices, partially offset by increased operating costs and expenses, drove the improved financial results.

Net income for the nine months ended September 30, 2005 was $98.9 million, or $1.31 per diluted share, up 40% from $70.7 million, or $0.96* per diluted share, for the same period in 2004. Net cash provided by operating activities before changes in operating assets and liabilities was $219.0 million for the first nine months of 2005, up 32% from $165.3 million for the same period in 2004.

“The third quarter of 2005 was marked by several significant achievements for our company,” stated Harold M. Korell, President and Chief Executive Officer of Southwestern Energy. “Our net income, cash flow and production for the quarter reached record levels and were the highest in the company’s history. We also successfully completed an equity offering to accelerate our development of the Fayetteville Shale play in Arkansas. Our balance sheet is the strongest it’s ever been and we are well-positioned to continue our growth.”

* All historical per share information has been adjusted to reflect the company’s two-for-one stock split effective June 3, 2005.

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Third Quarter of 2005 Financial Results

E&P Segment - Operating income for the company’s E&P segment was $68.9 million for the three months ended September 30, 2005, up from $43.1 million for the same period in 2004. The increase was primarily due to an 8% increase in production volumes and higher realized natural gas and oil prices, partially offset by higher operating costs and expenses.

Gas and oil production totaled 16.2 Bcfe for the three months ended September 30, 2005, up from 15.0 Bcfe in the third quarter of 2004. The increase in production during the third quarter of 2005 resulted primarily from an increase in production from the company’s Overton Field in East Texas and increased production in the Arkoma Basin. During the third quarter of 2005, the company experienced an estimated combined reduction of approximately 0.2 Bcfe of production from its Gulf Coast operations as a result of Hurricanes Katrina and Rita.

Southwestern’s average realized gas price was $6.98 per Mcf (including the effect of hedges) in the three months ended September 30, 2005 compared to $5.04 per Mcf in the same period of 2004. The company’s hedging activities decreased the average gas price realized during the third quarter of 2005 by $0.91 per Mcf, compared to a decrease of $0.45 per Mcf during the same period of 2004. Locational differences in market prices for natural gas have continued to be wider than historically experienced. Disregarding the impact of the company’s hedges, the company’s average price received for its gas production during the third quarter of 2005 was approximately $0.60 per Mcf lower than average NYMEX spot prices, compared to approximately $0.27 per Mcf during the third quarter of 2004.

Earlier this year, the company increased its program of locational basis hedging in order to mitigate the impact of the widening of the locational differences in market prices for natural gas. In the third quarter of 2005, earnings included the net effect of a pre-tax gain of $8.7 million, or $0.07 per diluted share, relating to gains on future basis hedges that do not qualify for hedge accounting, partially offset by a loss associated with hedge ineffectiveness. Including the impact of the company’s basis hedges, the company currently estimates that its average realized market differentials for its natural gas production in the fourth quarter of 2005 will be in the range of $0.90 to $1.00 per Mcf.

Southwestern’s average realized oil price was $47.23 per barrel, including the effect of hedges, during the third quarter of 2005 compared to $31.21 per barrel in the third quarter of 2004. The average realized oil prices for the third quarter of 2005 and 2004 were reduced by $13.84 per barrel and $11.57 per barrel, respectively, due to the effects of Southwestern’s hedging activities.

Lease operating expenses per Mcfe for the company’s E&P segment were $0.51 for the third quarter of 2005, compared to $0.38 for the same period in 2004. The increase in lease operating expenses per Mcfe in 2005 resulted from increases in compression, saltwater disposal and gas processing costs as wells as generally higher oil field service costs. General and administrative expenses per Mcfe were $0.42 during the third quarter of 2005, as compared with $0.33 for the same period in 2004. General and administrative expenses for the E&P segment were higher primarily due to increased compensation costs

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associated with higher staffing levels. Taxes other than income taxes per Mcfe were $0.40 during the third quarter of 2005, compared to $0.24 per Mcfe during the same period in 2004. The increase in 2005 was due primarily to comparatively higher average market prices for natural gas and crude oil, as reflected in the average price received for the company’s production excluding the effect of hedges. The company’s full cost pool amortization rate increased to $1.44 per Mcfe in the third quarter of 2005, compared to $1.19 per Mcfe for the same period in 2004, primarily due to increased finding and development costs. Southwestern expects its full cost pool amortization rate to average between $1.40 and $1.45 per Mcfe for 2005.

Natural Gas Distribution Segment - The company’s utility segment recorded a seasonal operating loss of $3.2 million for the third quarter of 2005, compared to an operating loss of $2.7 million during the same period in 2004. The decrease in operating income was primarily due to decreased deliveries caused by warmer weather and increased operating costs and expenses.

Midstream Services Segment and Other - Operating income for the company’s Midstream Services segment, which is comprised of natural gas marketing and gathering activities, was $1.5 million for the three months ended September 30, 2005, compared to $0.7 million in the same period in 2004. Additionally, the company recorded pre-tax income from operations relating to the company’s 25% interest in the Ozark Gas Transmission System of $0.1 million during the third quarter of 2005, compared to a pre-tax loss of $0.6 million for the same period in 2004.

First Nine Months of 2005 Financial Results

E&P Segment - Operating income for the E&P segment was $165.2 million during the first nine months of 2005, compared to $114.0 million during the first nine months of 2004. The increase was primarily due to a 16% increase in production volumes combined with higher realized oil and gas prices. Revenues for the first nine months of 2005 and 2004 also included pre-tax gains of $2.1 million and $3.0 million, respectively, related to the sale of gas in storage inventory.

Gas and oil production increased to 45.2 Bcfe for the nine months ended September 30, 2005, as compared to 39.0 Bcfe for the first nine months of 2004. The increase in production resulted primarily from an increase in production from the company’s Overton Field in East Texas and increased production in the Arkoma Basin. Production during the first nine months of 2005 included the effects of curtailment of a portion of the company’s production at the Overton Field due to pipeline repairs of a non-operated transmission line into which Southwestern delivers a large portion of its gas production.

Southwestern’s average realized gas price was $6.16 per Mcf (including the effect of hedges) in the first nine months of 2005 compared to $5.07 per Mcf in the first nine months of 2004. The company’s hedging activities decreased the average gas price realized during the first nine months of 2005 by $0.58 per Mcf, compared to a decrease of $0.48 per Mcf during the same period of 2004. Disregarding the impact of hedges, the average price received for the company’s gas production during the first nine months of 2005 was approximately $0.42 per Mcf lower than average NYMEX spot prices, compared to the average for the prior year period of approximately $0.26 per Mcf. This change was primarily

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due to widening locational market differentials that have occurred since the fourth quarter of 2004.

For the nine months ended September 30, 2005, earnings included the net effect of a pre-tax gain of $9.3 million, or $0.08 per diluted share, relating to gains on future basis hedges, partially offset by a loss associated with hedge ineffectiveness.

Southwestern’s average realized oil price was $42.29 per barrel for the first nine months of 2005, compared to $29.51 per barrel during the first nine months of 2004. The average realized oil prices for the first nine months of 2005 and 2004 were reduced by $11.07 per barrel and $8.56 per barrel, respectively, due to the effects of Southwestern’s hedging activities.

Lease operating expenses per Mcfe for the company’s E&P segment were $0.46 per Mcfe during the first nine months of 2005, compared to $0.38 per Mcfe during the same period in 2004, due to increases in compression, saltwater disposal and gas processing costs as well as generally higher oil field service costs. General and administrative expenses per Mcfe were $0.40 during the first nine months of 2005, compared to $0.35 per Mcfe in the same period in 2004, primarily due to increased compensation costs associated with increased staffing levels. Taxes other than income taxes per Mcfe were $0.35 during the first nine months of 2005, compared to $0.26 per Mcfe during the same period in 2004, primarily due to comparatively higher average market prices in effect for natural gas and crude oil. The company’s full cost pool amortization rate increased to $1.37 per Mcfe in the first nine months of 2005, compared to $1.19 per Mcfe for the same period in 2004, primarily due to increased finding and development costs.

Natural Gas Distribution Segment - Operating income for Southwestern’s utility was $1.9 million during the first nine months of 2005, down from $4.7 million during the first nine months of 2004. The decrease in operating income for this segment resulted from decreased deliveries caused by warmer weather for the first nine months of 2005, which was 10% warmer than normal and 4% warmer than the same period in 2004, and from increased operating costs and expenses.

Midstream Services Segment and Other - Operating income for the company’s natural gas marketing and gathering activities was $3.5 million during the first nine months of 2005, compared to $2.4 million in the same period in 2004. The company also recorded pre-tax income from operations related to its investment in NOARK of $0.4 million during the first nine months of 2005, compared to pre-tax loss of $1.1 million in the same period in 2004.

E&P Operations Review

Southwestern invested a total of $323.3 million in its E&P program during the first nine months of 2005, compared to $210.7 million invested during the first nine months of 2004. At September 30, 2005, Southwestern had participated in drilling 186 wells. Of these, 155 were successful, seven were dry and 24 were still in progress at the end of the third quarter, for an overall success rate of 96%.

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Fayetteville Shale Play - In the first nine months of 2005, Southwestern invested approximately $84.0 million in its Fayetteville Shale play, including $50.8 million to drill 44 wells and $28.1 million for leasehold. As of September 30, 2005, Southwestern held a total of approximately 849,000 net acres (724,000 net undeveloped acres and approximately 125,000 net developed acres that is held by conventional production) in the play area.

To date, Southwestern has drilled a total of 66 wells and participated in one outside-operated well in the Fayetteville Shale play. The wells are located in ten separate pilot areas located in Franklin, Conway, Van Buren, Cleburne and Faulkner counties in Arkansas. One of the Southwestern’s new pilot areas is located approximately five miles south of the company’s Griffin Mountain Field and another new pilot area is located approximately ten miles northeast of the company’s Cove Creek Field. Southwestern has drilled one vertical well in each of the new pilot are as, one of which is currently being completed and the other is waiting on pipeline connection after testing at approximately 811 Mcf per day.

Of the 67 wells, 51 are producing, 11 are in some stage of completion or waiting on pipeline hook-up, two are shut-in due to marginal performance or temporarily abandoned and three have been spudded but have not reached total depth. The company’s current gross production from the Fayetteville Shale play is approximately 12 MMcf per day.

Eighteen of the 67 wells drilled are horizontal wells located in four separate pilot areas. Of the 18 horizontal wells, 12 have been completed, two are waiting on completion, one has been temporarily abandoned due to mechanical problems and three are in the drilling phase. The average initial test rate for the completed horizontal wells, excluding the company’s first horizontal well, the Vaughan #4-22-H, in which wellbore problems limited the fracture stimulation treatment, is 2.5 MMcf per day. Based on early production histories and modeling, Southwestern believes the average ultimate production from these horizontal wells will be between 1.3 Bcf and 1.7 Bcf per well. Most recent completed well costs for the horizontal wells have ranged between $1.4 million and $1.8 million per well, excluding non-recurring costs, and have taken 16 days on average to reach total depth.

The company utilized a slickwater fracture stimulation treatment for the first time in a horizontal well in the McNew #4-2-H well, located in the company’s Gravel Hill Field. The well is currently producing 1.2 MMcf per day and 70 to 80 barrels of water per day and has shown little discernible decline after being on production for approximately three weeks.

The company experienced significant mechanical problems with contracted drilling rigs in its Fayetteville Shale program during the third quarter. As of October 27, 2005, the company has two drilling rigs running in the play area, after releasing two rigs due to excessive downtime. As a result, the company currently expects to drill between 60 and 70 wells in 2005, compared to the company’s previous estimate of 80 to 90 wells, and has lowered its 2005 production guidance for its Fayetteville Shale play to approximately 2.0 Bcf. Due to the reduced well count and production lost due to Hurricanes Katrina and Rita, the company expects its full year 2005 production to be at, or slightly below, the lower end of its previous guidance of 62.0 Bcfe.

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As previously announced, Southwestern entered into sales agreements with a private company to build a total of ten new land drilling rigs capable of drilling both vertical and horizontal wells in the Fayetteville Shale. The first rig is expected to be delivered in late November 2005 with one additional rig delivered each month thereafter. Southwestern expects to have five to six rigs running in the play by year-end 2005.

Over the next two months, Southwestern plans to test seven new pilot areas, including a horizontal well in the Fairway area of the Arkoma Basin which is approximately 70 miles west of the company's existing horizontal wells. Over the next 12 to 15 months, Southwestern expects to continue its evaluation of its acreage position in the Fayetteville Shale play by testing an additional 35 to 40 pilot areas by year-end 2006. Southwestern expects to drill between 175 to 200 wells in the Fayetteville Shale play area in 2006, with up to 15 rigs running in the play by year-end 2006.

In late September, the Arkansas Oil and Gas Commission (AOGC) approved field rules for the company’s Cove Creek Field located in Van Buren and Faulkner counties in Arkansas. The AOGC approved well spacing requirements that provide for 560 feet minimum distance between completions in common sources of supply within the Fayetteville Shale formation within each unit, up to a maximum of 25 wells per square mile (640 acres). These field rules are the same as those previously approved in 2005 by the AOGC in the company’s Griffin Mountain, Gravel Hill and Scotland Fields.

Conventional Arkoma Program - Southwestern participated in 33 wells in its Ranger Anticline project area during the first nine months of 2005, 27 of which were productive, four were in progress and two were dry holes at September 30, 2005. The Ranger Anticline, located in Yell and Logan Counties, Arkansas, produces from the conventional Borum sands between 5,500 and 8,500 feet. Of the 33 wells, 19 are located in the core producing area of the field, eight are located in the western expansion area Southwestern began developing in 2004, and six are in an eastern expansion area up to nine miles from the proven productive part of the field.

Additionally, the company is drilling an Arbuckle exploration test northeast of its Ranger Anticline area. The USA #1-24 well is expected to be at a total depth of approximately 14,200 feet at the end of November.

East Texas - Through the first nine months of 2005, Southwestern spudded 55 wells at its Overton Field in Smith County, Texas, bringing the total number of wells drilled in the field to 228 wells. The company’s drilling success rate since it began its drilling program in the field in 2001 is 100%. A portion of the company’s production at Overton during the first and second quarters of 2005 was curtailed due to pipeline repairs to a non-operated transmission line into which the company delivers a large portion of its gas production. The curtailment issues at Overton were resolved late in the second quarter, and current gross production from the field is approximately 100 MMcf equivalent per day.

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In addition to its Overton Field, Southwestern continues to be active in other areas in East Texas. In the last year, the company has acquired a total of 12,800 net undeveloped acres in four development areas primarily located in southern Nacogdoches county, referred to collectively as the Angelina River Trend. Since late-2004, Southwestern has drilled eight wells in this trend, of which six are currently on production and the remaining two are currently being completed. The six producing wells have tested at an average initial production rate of 3.4 MMcf per day. The company expects to drill three more wells here by the end of the year, with additional drilling planned for 2006.

New Ventures - During 2005, Southwestern has leased over 48,000 net acres in the Permian Basin Barnett Shale play in West Texas. The company expects to test its first well in the play, a re-entry of an existing wellbore, in early 2006.

Explanation and Reconciliation of Non-GAAP Financial Measures

Net cash provided by operating activities before changes in operating assets and liabilities is presented because of its acceptance as an indicator of an oil and gas exploration and production company’s ability to internally fund exploration and development activities and to service or incur additional debt. The company has also included this information because changes in operating assets and liabilities relate to the timing of cash receipts and disbursements which the company may not control and may not relate to the period in which the operating activities occurred. Net cash provided by operating activities before changes in operating assets and liabilities should not be considered in isolation or as a substitute for net cash provided by operating activities prepared in accordance with generally accepted accounting principles. The table below reconciles net cash provided by operating activities before changes in operating assets and liabilities with net cash provided by operating activities as derived from the company's financial information.

	3 Months Ended September 30,		9 Months Ended September 30,
	2005	2004	2005	2004
Net cash provided by operating activities before changes in assets and liabilities	$80,322	$58,523	$219,003	$165,345
Add back (deduct):
Change in operating assets and liabilities	(28,891)	4,323	(3,181)	17,974
Net cash provided by operating activities	$51,431	$62,846	$215,822	$183,319

Southwestern will host a teleconference call on Friday, October 28, 2005, at 10:00 a.m. Eastern to discuss the company’s third quarter 2005 financial and operating results. The toll-free number to call is 800-263-8506 and the reservation number is 6791435. The teleconference can also be heard “live” over the Internet at the company’s website: http://www.swn.com.

Southwestern Energy Company is an integrated natural gas company whose wholly-owned subsidiaries are engaged in oil and gas exploration and production, natural gas gathering, transmission, and marketing, and natural gas distribution. Additional information on the company can be found on the Internet at http://www.swn.com.

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Contacts:	Greg D. Kerley	Brad D. Sylvester, CFA
	Executive Vice President	Manager, Investor Relations
	and Chief Financial Officer	(281) 618-4897
(281) 618-4803

All statements, other than historical financial information, may be deemed to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Although the company believes the expectations expressed in such forward-looking statements are based on reasonable assumptions, such statements are not guarantees of future performance and actual results or developments may differ materially from those in the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include, but are not limited to, the timing and extent of changes in commodity prices for gas and oil, the extent to which the Fayetteville Shale play can replicate the results of other productive shale gas plays, the potential for significant variability in reservoir characteristics of the Fayetteville Shale over such a large acreage position, the extent of the company’s success in drilling and completing horizontal wells, the company’s ability to determine the most effective and economic fracture stimulation for the Fayetteville Shale formation, lack of experience owning and operating drilling rigs, the timing and extent of the company’s success in discovering, developing, producing and estimating reserves, property acquisition or divestiture activities, the effects of weather and regulation on the company’s gas distribution segment, increased competition, the impact of federal, state and local government regulation, the financial impact of accounting regulations and critical accounting policies, changing market conditions and prices (including regional basis differentials), the comparative cost of alternative fuels, conditions in capital markets and changes in interest rates, availability of oil field personnel, services, drilling rigs and other equipment, and any other factors listed in the reports filed by the company with the Securities and Exchange Commission (the “SEC”). For additional information with respect to certain of these and other factors, see reports filed by the company with the SEC. The company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Financial Summary Follows

# # #

OPERATING STATISTICS (Unaudited)			Page 1 of 5
Southwestern Energy Company and Subsidiaries

	Three Months		Nine Months
Periods Ended September 30	2005	2004	2005	2004
Exploration & Production
Production
Gas production (MMcf)	15,030	13,996	41,989	36,293
Oil production (MBbls)	200	164	543	456
Total equivalent production (MMcfe)	16,227	14,980	45,246	39,029
Commodity Prices
Average realized gas price per Mcf	$6.98	$5.04	$6.16	$5.07
Average realized oil price per Bbl	$47.23	$31.21	$42.29	$29.51
Operating Expenses per Mcfe
Lease operating expenses	$0.51	$0.38	$0.46	$0.38
Taxes, other than income taxes	$0.40	$0.24	$0.35	$0.26
General & administrative expenses	$0.42	$0.33	$0.40	$0.35
Full cost pool amortization	$1.44	$1.19	$1.37	$1.19

Marketing
Gas volumes marketed (MMcf)	17,114	15,857	46,500	41,281

Gas Distribution
Deliveries (Bcf)
Sales and end-use transportation	3.0	3.2	16.0	16.8
Off-system transportation	-	-	-	1.0
Number of customers - period end	142,642	139,631	142,642	139,631
Average sales rate per Mcf	$15.85	$12.18	$10.63	$9.18
Heating weather - degree days	14	18	2,231	2,340
- percent of normal	33%	43%	90%	94%

STATEMENTS OF OPERATIONS (Unaudited)			Page 2 of 5
Southwestern Energy Company and Subsidiaries

	Three Months		Nine Months
Periods Ended September 30	2005	2004	2005	2004
	(in thousands, except share/per share amounts)
Operating Revenues
Gas sales	$ 118,466	$ 82,637	$ 337,929	$ 257,494
Gas marketing	32,822	17,989	87,572	42,849
Oil sales	9,415	5,118	22,954	13,460
Gas transportation and other	1,424	5,651	7,188	13,809
	162,127	111,395	455,643	327,612
Operating Costs and Expenses
Gas purchases - utility	5,971	4,523	44,872	39,573
Gas purchases - marketing	30,770	16,964	82,900	39,599
Operating expenses	13,980	11,070	38,326	31,280
General and administrative expenses	11,437	9,151	32,048	25,425
Depreciation, depletion and amortization	25,527	19,960	68,783	52,577
Taxes, other than income taxes	7,241	4,290	18,106	12,168
	94,926	65,958	285,035	200,622
Operating Income	67,201	45,437	170,608	126,990
Interest Expense
Interest on long-term debt	6,047	4,626	16,211	13,423
Other interest charges	293	300	961	1,128
Interest capitalized	(1,629)	(714)	(3,268)	(2,007)
	4,711	4,212	13,904	12,544
Other Income (Expense)	427	(543)	626	(1,090)
Income Before Income Taxes and Minority Interest	62,917	40,682	157,330	113,356
Minority Interest in Partnership	(477)	(366)	(885)	(1,196)
Income Before Income Taxes	62,440	40,316	156,445	112,160
Provision for Income Taxes - Deferred	22,971	14,917	57,541	41,499
Net Income	$ 39,469	$ 25,399	$ 98,904	$ 70,661
Earnings Per Share: (1)
Basic	$0.53	$0.36	$1.36	$0.99
Diluted	$0.51	$0.34	$1.31	$0.96
Weighted Average Common Shares Outstanding: (1)
Basic	74,096,324	71,545,282	72,947,768	71,329,822
Diluted	76,832,300	74,180,222	75,655,620	73,687,436

(1) 2004 restated to reflect a two-for-one stock split effected in June 2005.

BALANCE SHEETS (Unaudited)	Page 3 of 5
Southwestern Energy Company and Subsidiaries

September 30	2005	2004
	(in thousands)
ASSETS

Current Assets	$ 617,655	$ 106,417
Investments	15,820	12,740
Property, Plant and Equipment, at cost	2,100,737	1,685,360
Less: Accumulated depreciation, depletion and amortization	845,145	757,110
	1,255,592	928,250
Other Assets	19,318	15,219
	$ 1,908,385	$1,062,626

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities	$ 474,217	$ 140,217
Long-Term Debt	100,000	295,500
Deferred Income Taxes	224,644	186,841
Other Liabilities	109,266	30,475
Commitments and Contingencies
Minority Interest in Partnership	12,243	12,367
Shareholders' Equity
Common stock, $.10 par value; authorized 220,000,000 shares, issued 84,226,168 shares in 2005 and 74,451,168 in 2004 (1)	8,423	7,445
Additional paid-in capital (1)	711,698	121,773
Retained earnings	449,365	317,546
Accumulated other comprehensive income (loss)	(172,147)	(34,433)
Common stock in treasury, at cost, 861,892 shares in 2005 and 984,336 shares in 2004 (1)	(4,801)	(10,962)
Unamortized cost of restricted shares issued under stock incentive plan, 614,457 shares in 2005 and 415,831 shares in 2004 (1)	(4,523)	(4,143)
	988,015	397,226
	$ 1,908,385	$ 1,062,626

(1) 2004 restated to reflect a two-for-one stock split effected in June 2005.

STATEMENTS OF CASH FLOWS (Unaudited)		Page 4 of 5
Southwestern Energy Company and Subsidiaries

	Nine Months
Periods Ended September 30	2005	2004
	(in thousands)
Cash Flows From Operating Activities
Net Income	$ 98,904	$ 70,661
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	71,799	55,343
Deferred income taxes	57,541	41,499
Unrealized (gain) loss on derivatives	(9,271)	2,303
Gain on sale of other property, plant & equipment	-	(5,802)
Equity in (income) loss of NOARK partnership	(354)	1,100
Minority interest in partnership	384	241
Change in operating assets and liabilities	(3,181)	17,974
Net cash provided by operating activities	215,822	183,319

Cash Flows From Investing Activities
Capital expenditures	(317,375)	(211,371)
Proceeds from sale of property, plant & equipment	1,040	7,121
Other items	(448)	11
Net cash used in investing activities	(316,783)	(204,239)

Cash Flow From Financing Activities
Net proceeds from equity offering	579,956	-
Payments on revolving long-term debt	(563,800)	(312,600)
Borrowings under revolving long-term debt	463,800	329,300
Debt issuance costs	(1,180)	(1,514)
Change in bank drafts outstanding	4,974	1,504
Proceeds from exercise of common stock options	4,177	4,187
Net cash provided by financing activities	487,927	20,877

Increase (decrease) in cash and cash equivalents	386,966	(43)
Cash and cash equivalents at beginning of year	1,235	1,277
Cash and cash equivalents at end of period	$ 388,201	$ 1,234

SEGMENT INFORMATION (Unaudited)						Page 5 of 5
Southwestern Energy Company and Subsidiaries

	Exploration & Production		Gas Production	Midstream Services & Other		Eliminations	Total
				(in thousands)
Quarter Ending September 30, 2005

Revenues	$114,269		$20,266	$133,724		$(106,132)	$162,127
Gas purchases	-		11,154	131,343		(105,756)	36,741
Operating expenses	8,225		5,988	6		(239)	13,980
General & administrative expenses	6,817		3,992	765		(137)	11,437
Depreciation, depletion & amortization	23,813		1,681	33		-	25,527
Taxes, other than income taxes	6,553		652	36		-	7,241
Operating Income (Loss)	$68,861		$(3,201)	$1,541		$-	$67,201

Capital Investments	$145,961	(1)	$3,042	$5,222		$-	$154,225

Quarter Ending September 30, 2004

Revenues	$75,670		$18,170	$89,429		$(71,874)	$111,395
Gas purchases	-		9,188	84,025		(71,726)	21,487
Operating expenses	5,677		5,418	-		(25)	11,070
General & administrative expenses	4,930		4,012	332		(123)	9,151
Depreciation, depletion & amortization	18,304		1,624	32		-	19,960
Taxes, other than income taxes	3,646		618	26		-	4,290
Operating Income (Loss)	$43,113		$(2,690)	$5,014		$-	$45,437

Capital Investments	$87,721	(1)	$2,026	$1,143		$-	$90,890

Nine Months Ending September 30, 2005

Revenues	$283,852		$107,450	$305,315		$(240,974)	$455,643
Gas purchases	-		67,886	300,090		(240,204)	127,772
Operating expenses	20,939		17,746	6		(365)	38,326
General & administrative expenses	18,160		12,821	1,472		(405)	32,048
Depreciation, depletion & amortization	63,613		5,068	102		-	68,783
Taxes, other than income taxes	15,949		2,044	113		-	18,106
Operating Income	$165,191		$1,885	$3,532		$-	$170,608

Capital Investments	$323,337	(1)	$7,825	$9,746	(2)	$-	$340,908

Nine Months Ending September 30, 2004

Revenues	$200,613		$102,441	$224,882		$(200,324)	$327,612
Gas purchases	-		63,529	215,495		(199,852)	79,172
Operating expenses	15,004		16,382	-		(106)	31,280
General & administrative expenses	13,800		11,096	895		(366)	25,425
Depreciation, depletion & amortization	47,640		4,840	97		-	52,577
Taxes, other than income taxes	10,175		1,902	91		-	12,168
Operating Income	$113,994		$4,692	$8,304		$-	$126,990

Capital Investments	$210,732	(1)	$5,207	$1,790		$-	$217,729

(1) Exploration and Production capital expenditures include $14.2 million and $24.8 million for the three and nine months periods ended September 30, 2005, respectively, and $3.8 million and $6.4 million for the three and nine month periods ended September 30, 2004, respectively, relating to the change in accrued expenditures between periods.

(2) $4.1 million of capital expenditures relating to gas gathering activities previously included in the Exploration and Production segment are now included in the Midstream Services segment.